EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-109366 of Knology, Inc. on Form S-2 of our report dated September 12, 2003, relating to the combined financial statements of the Pinellas County, Florida and Cerritos, California unincorporated divisions of Verizon Media Ventures Inc. as of December 31, 2001 and 2002 and for the three years ended December 31, 2002 appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

November 25, 2003